Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193864-01 on Form S-3 of our report dated February 10, 2015, relating to the consolidated financial statements and financial statement schedules of Highwoods Realty Limited Partnership and subsidiaries (the “Operating Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Operating Partnership’s adoption of the new accounting standard update for reporting discontinued operations) appearing in this Annual Report on Form 10-K of the Operating Partnership for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 10, 2015